UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2024

4D MOLECULAR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39782	47-3506994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5858 Horton Street #455

Emeryville, CA 94608

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 505-2680

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FDMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On February 6, 2024, 4D Molecular Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, BofA Securities, Inc., Jefferies LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell (the “Offering”) 6,586,015 shares of its common stock (the “Shares”), par value $0.0001 per share (“Common Stock”), at a price to the public of $29.50 per share, and pre-funded warrants to purchase 3,583,476 shares of Common Stock (the “Pre-Funded Warrants”) at a price to the public of $29.4999 per Pre-Funded Warrant, which is the price per share at which shares of Common Stock are being sold to the public in the Offering, minus the $0.0001 exercise price per Pre-Funded Warrant. In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriters the option, for 30 days from the date of the Underwriting Agreement, to purchase up to 1,525,423 additional shares of Common Stock (the “Optional Shares”). The Underwriters agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $27.73 per share and the Pre-Funded Warrants at a price of $27.7299 per Pre-Funded Warrant.

The net proceeds from the Offering are approximately $281.4 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and assuming no exercise of the option to purchase additional shares. The Offering closed on February 9, 2024.

The Offering was made under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-276872).

Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities. In addition, the Underwriting Agreement also contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

In connection with the Offering, the Company and the Company’s directors and executive officers agreed not to sell or transfer any Common Stock without first obtaining the written consent of Goldman Sachs & Co. LLC, BofA Securities, Inc., Jefferies LLC and Barclays Capital Inc., on behalf of the Underwriters, subject to certain exceptions described in the prospectus supplement for the Offering, until April 6, 2024.

A copy of the Underwriting Agreement and the form of the Pre-Funded Warrant are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively and are incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement, lock-up arrangements and the form of the Pre-Funded Warrant do not purport to be complete and are qualified in their entirety by reference to such exhibits.

A copy of the opinion of Latham & Watkins LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of February 6, 2024, among 4D Molecular Therapeutics, Inc. and Goldman Sachs & Co. LLC, BofA Securities, Inc., Jefferies LLC and Barclays Capital Inc.

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4D MOLECULAR THERAPEUTICS, INC.

Date: February 9, 2024	By:	/s/ Uneek Mehra
Uneek Mehra
Chief Financial and Business Officer